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                                                                    EXHIBIT 99.1


                                                          FOR IMMEDIATE RELEASE
                                                          FRIDAY, JULY 31, 1998

                                                                        CONTACT:
                                   SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
                                   PHONE: (402) 596-8929    FAX: (402) 537-6197
                                                             E-MAIL: ir@abii.com



                 AMERICAN BUSINESS INFORMATION INC. PREPARES FOR
                     NEW NAME AND NEW NASDAQ TRADING SYMBOLS


(Omaha, NE) - American Business Information Inc. (Nasdaq: ABIIA/ABIIB) announced today that effective July 31, 1998, it will change its corporate name to infoUSA Inc. Effective Monday, August 3, 1998, the listing symbols for company's Class A Common Stock and Class B Common Stock on the Nasdaq National Market will be changed to "IUSAA" and "IUSAB," respectively. Until the close of the market today, Friday, July 31, 1998, the company will continue to trade under its current symbols "ABIIA" and "ABIIB."

As a result of its product and service enhancements, the company announced earlier this week its plans to change its corporate name to infoUSA Inc. "This was the next step in our strategic expansion," remarked Vinod Gupta, chairman and chief executive officer. "For several years, American Business Information has been broadening its core business database to also include a consumer database and database marketing services. The new name and Nasdaq trading symbols are simply a more accurate portrayal of all the products and services we now offer."

American Business Information Inc. is a leading provider of business and consumer marketing information products and data processing services in the United States and Canada. Nearly two million customers rely on this information for market research, customer analysis, sales leads, direct mail, telemarketing and credit reference. The company headquarters are located at 5711 South 86th Circle, PO Box 27347 Omaha, NE 68127-0347. American Business Information Inc. can be contacted at (402) 593-4500 or on the World Wide Web at www.infoUSA.com.